UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14C
(RULE 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. ___)

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

GLOBALSTAR, INC.
(Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1.	Title of each class of securities to which transaction applies:
2.	Aggregate number of securities to which transaction applies:
3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4.	Proposed maximum aggregate value of transaction:
5.	Total fee paid:

☐	Fee paid previously with preliminary materials

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:
2.	Form, Schedule or Registration Statement No.:
3.	Filing Party:
4.	Date Filed

GLOBALSTAR, INC.
461 S. Milpitas Blvd.
Milpitas, California  95035

INFORMATION STATEMENT
PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
AND RULE 14c-2 THEREUNDER

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS
REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

We are sending you this Information Statement to inform you of the adoption of a resolution by the Compensation Committee of the Board of Directors on July 29, 2009 and on July 29, 2009 by consent (the “Written Consent”) of affiliates of James Monroe III, our principal stockholder, who collectively hold 76,405,771 shares of our common stock (“Common Stock”), representing the right to vote approximately 54% of the total issued and outstanding shares.  This resolution approves increasing by 10,000,000 the number of shares of Common Stock authorized for issuance under our Amended and Restated 2006 Equity Incentive Plan (the “Plan”).

The adoption of these resolutions will become effective 20 calendar days after the mailing of this Information Statement.  We expect to mail this Information Statement on or about July 31, 2009.  The Board of Directors is not soliciting your proxy in connection with the adoption of these resolutions and is not requesting proxies from stockholders.

This Information Statement constitutes notice to stockholders of record on July 28, 2009 (the “Record Date”) of action taken without a meeting as required by Section 228(e) of the Delaware General Corporation Law (“DGCL”).  We will not undertake any additional action with respect to the receipt of written consents.  The DGCL does not provide any appraisal rights to our stockholders as a result of the adoption of these resolutions.

We will pay all expenses in connection with the distribution of this Information Statement, which we expect to be less than $15,000.

Our principal executive offices are located at 461 S. Milpitas Blvd., Milpitas, California 95035.  Our telephone number is (408) 933-4000.

ACTIONS TAKEN BY WRITTEN CONSENT

ACTION 1.  INCREASE IN SHARES FOR 2006 EQUITY INCENTIVE PLAN

Introduction

The Plan initially was approved by the Board of Directors and the holders of a majority of the outstanding Common Stock on July 12, 2006 and became effective upon the registration of our Common Stock under the Securities Act of 1933 on November 1, 2006.  The Plan was amended and restated at the 2008 Annual Meeting of Stockholders.  We designed and adopted the Plan to enable us to implement a compensation program that attracts, motivates and retains experienced, highly-qualified employees, directors and independent contractors who contribute to our financial success and whose interests, in the case of directors and employees, are aligned with those of our stockholders.

Increase in Number of Shares Authorized for Issuance

Mr. Monroe’s written consent approves increasing by 10,000,000 the number of shares of Common Stock authorized for issuance under the Plan.

As described further under “Shares Subject to Equity Incentive Plan,” the number of shares authorized for issuance under the Plan increases without further stockholder approval on January 1 of each year through 2016 by an amount equal to the lesser of 2% of the number of shares outstanding on the immediately preceding December 31 and an amount determined by the Board.  In early 2008, due in part to the change in the executive bonus program from cash to stock payments (as described in “Compensation Discussion and Analysis” later in this Information Statement), the Compensation Committee and the Board concluded it would be necessary to increase the number of shares subject to the Plan.  At the 2008 Annual Meeting, stockholders authorized an additional 3,000,000 shares for issuance under the Plan.  However, because the numbers of shares granted to employees as stock-based awards are determined by dividing a dollar amount by the price of the Common Stock, the decline in our stock price since the 2008 Annual Meeting has resulted in a higher than expected usage of shares.  As a result, the shares added in 2008 and automatically on January 1, 2009 are inadequate to maintain the Company’s incentive compensation program and meet current obligations under stock-based compensation agreements with some of our executive officers.  In addition, in November 2008, the Board approved a change in its then-existing director compensation to an option grant for all directors to cover compensation for half of 2008 and all of 2009.  The Compensation Committee believes that it is crucial to maintain these incentives as we progress towards deploying our second-generation satellite constellation and that the increase in shares ultimately will be beneficial to stockholders by allowing us to continue to provide stock-based awards instead of cash-based awards at a time when we continue to conserve cash for the constellation’s procurement and launch.

Description of the Plan

The following is a brief description of the material features of the Plan. Except for the increase in the number of shares of Common Stock authorized for issuance, the terms of the Plan are unchanged from those approved at the 2008 Annual Meeting.

Purpose.  We intend the Equity Incentive Plan to make available incentives that will assist us in attracting, retaining and motivating employees, directors and consultants whose contributions are essential to our success. We may provide these incentives through the grant of stock options, stock appreciation rights, restricted stock purchase rights, restricted stock bonuses, restricted stock units, performance shares and performance units.

Administration.  The Compensation Committee of our Board of Directors (the “Board”) administers the Plan, although the Board or Compensation Committee may delegate to one or more officers authority, subject to limitations specified by the Plan and the Board or committee, to grant awards to persons eligible for grants who are neither our officers nor directors. Subject to the provisions of the Plan, the administrator will determine in its discretion the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. All awards must be evidenced by a written agreement between us and the participant. The administrator may amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, or otherwise modify the vesting of any award. The administrator has the authority to construe and interpret the terms of the Plan and awards granted under it. References to the administrator in this description include the Compensation Committee or its delegate.

Shares Subject to Equity Incentive Plan.  The Plan initially authorized a total of 1,200,000 shares of Common Stock. The Plan provides that the number of shares of Common Stock subject thereto increases on January 1st of each year through 2016, by an amount equal to the lesser of (a) 2% of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31, or (b) an amount determined by the Board. Effective January 1, 2007, the Board authorized for issuance under the Plan an additional 600,000 shares (less than the automatic 2%). Effective January 1, 2008, 1,673,858 shares (the automatic 2%) were added to the Plan.  The Company’s stockholders approved an amendment and restatement of the Plan at the 2008 Annual Meeting adding an additional 3,000,000 shares, and 2,732,117 shares were added automatically effective January 1, 2009.  The Board of Directors may elect to reduce, but not increase, without obtaining stockholder approval, the number of additional shares authorized in any year.  We will make appropriate adjustments in the number of authorized shares and other numerical limits in the Plan and in outstanding awards to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to awards which expire or are cancelled or forfeited will again become available for issuance under the Plan.  The shares available will not be reduced by awards settled in cash or by shares withheld to satisfy tax withholding obligations. Only the net number of shares issued upon the exercise of stock appreciation rights or options exercised by tender of previously owned shares will be deducted from the shares available under the Plan.

Eligibility.  The administrator may grant awards under the Plan to employees, including officers, directors, or consultants or those of any present or future parent or subsidiary corporation or other affiliated entity.  Although the administrator may grant incentive stock options only to employees, we may grant nonstatutory stock options, stock appreciation rights, restricted stock purchase rights, restricted stock bonuses, restricted stock units, performance shares and performance units to any eligible participant.

Stock Options.  The administrator may grant nonstatutory stock options, “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code, or any combination of these. The exercise price for each option may not be less than the fair market value of a share of our Common Stock on the date of grant. The term of all options may not exceed 10 years. Options vest and become exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the administrator. Unless a longer period is provided by the administrator, an option generally will remain exercisable for three months following the participant’s termination of service, except that if service terminates as a result of the participant’s death or disability, the option generally will remain exercisable for twelve months, but in any event not beyond the expiration of its term. An option held by a participant whose service is terminated for cause will immediately cease to be exercisable.  We have issued options for 1,200,000 shares of Common Stock under the Plan.

Stock Appreciation Rights.  A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of our Common Stock between the date of grant of the award and the date of its exercise. We may pay the appreciation either in cash or in shares of Common Stock, and may make this payment in a lump sum or defer payment in accordance with the terms of the participant’s award agreement. The administrator may grant stock appreciation rights under the Plan in tandem with a related stock option or as a freestanding award. A tandem stock appreciation right is exercisable only at the time and to the same extent that the related option is exercisable, and its exercise causes the related option to be cancelled. Freestanding stock appreciation rights vest and become exercisable at the times and on the terms established by the administrator. The maximum term of any stock appreciation right granted under the Plan is 10 years.  We have not issued any stock appreciation rights under the Plan.

Stock Awards.  The administrator may grant stock awards under the Plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase our Common Stock, or in the form of a restricted stock bonus, for which the participant furnishes consideration in the form of services to us. The administrator determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our Common Stock. Stock awards may be subject to vesting conditions based on such service or performance criteria as the administrator specifies, and the shares acquired may not be transferred by the participant until vested. Unless otherwise determined by the administrator, a participant will forfeit any unvested shares upon voluntary or involuntary termination of service for any reason, including death or disability. A participant will also be required to sell to us at cost, if requested, any unvested restricted shares acquired via a purchase right. Participants holding stock awards will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.  We have issued 3,247,973 shares of restricted stock under the Plan.

Restricted Stock Units.  Restricted stock units granted under the Plan represent a right to receive shares of Common Stock at a future date determined in accordance with the participant’s award agreement. The administrator, in its discretion, may provide for settlement of any restricted stock unit by payment to the participant in cash of an amount equal to the fair market value on the payment date of the shares of stock issuable to the participant. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the Company. The administrator may grant restricted stock unit awards subject to the attainment of performance goals similar to those described below in connection with performance shares and performance units, or may make the awards subject to vesting conditions similar to those applicable to stock awards. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of Common Stock are issued in settlement of such awards.  However, the administrator may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay.  Unless otherwise determined by the administrator, a participant will forfeit any unvested restricted stock units upon voluntary or involuntary termination of service for any reason, including death or disability.  We have issued 879,515 restricted stock units under the Plan.

Performance Shares and Performance Units.  The administrator may grant performance shares and performance units under the Plan, which are awards that will result in a payment to a participant only if specified performance goals are achieved during a specified performance period. Performance share awards are denominated in shares of our Common Stock, and performance unit awards are denominated in dollars. In granting a performance share or unit award, the administrator establishes the applicable performance goals based on one or more measures of business performance enumerated in the Plan, such as revenue, gross margin, net income, free cash flow, return on capital or market share. To the extent earned, performance share and unit awards may be settled in cash, shares of Common Stock, including restricted stock, or any combination of these. Payments may be made in lump sum or on a deferred basis. If payments are to be made on a deferred basis, the administrator may provide for the payment of dividend equivalents or interest during the deferral period. Unless otherwise determined by the administrator, if a participant’s service terminates due to death or disability prior to completion of the applicable performance period, the final award value is determined at the end of the period on the basis of the performance goals attained during the entire period, but payment is prorated for the portion of the period during which the participant remained in service. Except as otherwise provided by the Plan, if a participant’s service terminates for any other reason, the participant forfeits the performance shares or units. We have not issued any performance shares or performance units have been issued under the Plan.

Change in Control.  If we are subject to a change in control as described in the Plan, the acquiring or successor entity may assume or continue awards outstanding under the Plan or substitute substantially equivalent awards. Any awards which are not assumed or continued in connection with a change in control or exercised or settled prior to the change in control will terminate effective as of the time of the change in control. The administrator may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines. The Plan also authorizes the administrator, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares of Common Stock upon a change in control in exchange for a payment to the participant with respect to each vested share (or unvested share, if so determined) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of Common Stock in the change in control transaction over the exercise or purchase price per share under the award.

Amendment and Termination.  The Plan will continue in effect until it is terminated by the administrator, provided, however, that all awards will be granted, if at all, within 10 years of the initial effective date of the Plan. The administrator may amend, suspend or terminate the Plan at any time, provided that without stockholder approval, the plan cannot be amended to increase the number of shares authorized, change the class of persons eligible to receive incentive stock options or effect any other change that would require stockholder approval under any applicable law or listing rule. Amendment, suspension or termination of the Plan will not adversely affect any outstanding award without the consent of the participant, unless such amendment, suspension or termination is necessary to comply with applicable law, regulation or rule.

Plan Benefits

The administrator may grant future benefits under the Plan in its discretion and therefore we cannot currently determine future benefits, except as described below.  Under the Designated Executive Award Agreements described below in “Compensation Discussion and Analysis,” five of our executive officers including the named executive officers other than Mr. Monroe are entitled to receive a stock award in 2009, which has not yet been issued. The number of shares depends upon our stock price on the date of issuance.  We anticipate that these awards will be made at the end of August 2009.  During 2008, we granted stock options, restricted stock awards and restricted stock units under the Plan to our directors and Named Executive Officers as set forth below in the “Director Compensation,” “Summary Compensation Table” and “Grants of Plan-Based Awards” tables.  Also during 2008 and to date in 2009, we granted no options or shares of Common Stock, 527,204 shares of restricted Common Stock and 205,427 restricted stock units to all of our employees (other than the Named Executive Officers) under the Plan.

Tax Consequences

The federal income tax consequences arising with respect to awards granted under the Plan will depend on the type of award. From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash or delivery of actual shares. Future appreciation on shares held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares are sold. As a general rule, we will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and we will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient. Exceptions to these general rules may arise under the following circumstances: (i) if shares, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment or performance-related condition, ordinary income taxation and out tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture); (ii) if an employee is granted an option that qualifies as an “incentive stock option,” no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares acquired upon exercise of such option are held more than the longer of one year from the date of exercise and two years from the date of grant; (iii) we will not be entitled to a tax deduction for compensation attributable to awards granted to its covered employees, if and to the extent such compensation does not qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code, and such compensation, along with any other non-performance-based compensation paid in the same calendar year, exceeds $1 million; and (iv) an award may be taxable at 20 percentage points above ordinary income tax rates at the time it becomes vested, even if that is prior to the delivery of the cash or stock in settlement of the award, if the award constitutes “deferred compensation” under Code Section 409A, and the requirements of Code Section 409A are not satisfied.

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the Plan.  This discussion is intended for the information of stockholders and not as tax guidance to participants in the Plan, as the tax consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. This summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

Beneficial Ownership of 5% Holders

The following table lists all the persons who were known to be beneficial owners of five percent or more of our Common Stock, our only voting security, on July 28, 2009 based upon 142,939,236 shares outstanding as of that date.  Holders of our Common Stock are entitled to one vote per share.

	Amount and Nature of Beneficial Ownership
	Common Stock
Name and Address of Beneficial Owner(1)	Shares	Percent of Class
James Monroe III Globalstar Holdings, LLC Thermo Funding Company LLC Globalstar Satellite, LP(2)	76,405,771	53.5%

Columbia Wanger Asset Management, L.P.(3)	12,786,000	8.9%

Whitebox Advisors, LLC (“WA”), Whitebox Combined Advisors, LLC (“WCA”), Whitebox Combined Partners, L.P. (“WCP”), Whitebox Combined Fund, L.P. (“WCFLP”), Whitebox Combined Fund, Ltd. (“WCFLTD”), Whitebox Convertible Arbitrage Advisors, LLC (“WCAA”), Whitebox Convertible Arbitrage Partners, L.P. (“WCAP”), Whitebox Convertible Arbitrage Fund, L.P. (“WCAFLP”) and Whitebox Convertible Fund, Ltd. (“WCAFLTD”)(4)	8,091,693	5.7%

1.
“Beneficial ownership” is a technical term broadly defined by the Securities and Exchange Commission (“SEC”) to mean more than ownership in the usual sense. Stock is “beneficially owned” if a person has or shares the power (a) to vote it or direct its vote or (b) to sell it or direct its sale, even if the person has no financial interest in the stock. Also, stock that a person has the right to acquire within 60 days is considered to be “beneficially owned.”  Unless otherwise noted, each person has full voting and investment power over the stock listed.

2.
The address of Mr. Monroe, Globalstar Holdings, LLC, Globalstar Satellite, LP and Thermo Funding Company LLC is 1735 Nineteenth Street, Denver, CO 80202.  This number includes 38,640,750 shares held by Globalstar Holdings, LLC, 36,631,463 shares held by Thermo Funding Company LLC, 618,558 shares held by Globalstar Satellite, LP, and 515,000 shares held by his trust.  Under SEC rules noted in footnote 1, Mr. Monroe also beneficially owns 200,000 shares pursuant to vested options; 126,174,034 shares issuable to Thermo Funding Company upon conversion of our Series A Preferred Stock; 6,333,333 shares issuable to his trust upon conversion of our 8% Convertible Senior Unsecured Notes; and 11,751,836 shares issuable to his trust or Thermo Funding Company LLC upon exercise of certain warrants.  This would represent approximately 76.9% ownership.  The terms of Series A Preferred Stock and the warrants prohibit conversions and exercises if the resulting ownership for Thermo entities and affiliates would represent 70% or more of our outstanding voting stock.  Mr. Monroe controls, either directly or indirectly, each of Globalstar Satellite, LP, Globalstar Holdings, LLC and Thermo Funding Company LLC and, therefore, is deemed the beneficial owner of the Common Stock held by these entities.

3.
Based on information provided by Columbia Wanger Asset Management, L.P., a registered investment adviser, in Amendment #2 to Schedule 13G filed on February 6, 2009. The address of Columbia Wanger Asset Management, L.P. is 227 W. Monroe Street, Suite 3000, Chicago, IL 60606.

4.
Based on information provided by WA et al. in a Schedule 13G filed on February 17, 2009. The address of WA, WCA, WCAA, WCFLP and WCAFP is 3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota 55416.  The address of  WCP, WCAP, WCFLTD and WCAFLTD is Trident Chambers, Box 146, Waterfront Drive, Wickhams Cay, Road Town, Tortola, British Virgin Islands.  WA has shared voting and investment power with respect to 8,091,693 shares of Common Stock.  WCA, WCP, WCFLP and WCFLTD have shared voting and investment power with respect to 4,207,694 shares of Common Stock.  WCAA, WCAP, WCAFLP and WCAFLTD have shared voting and investment powers with respect to 3,883,999 shares of Common Stock.  The shares of Common Stock include shares of Common Stock which may be issued upon conversion of our 5.75% Convertible Senior Notes due 2028.

Beneficial Ownership of Management

The following table shows the number of shares of Common Stock beneficially owned as of July 28, 2009 by each director, by each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
	Common Stock
Name of Beneficial Owner	Shares (1)	Percent of Class
James Monroe III(2)	76,405,771	53.5%
Peter J. Dalton(3)	320,498	*
William A. Hasler	-	-
Kenneth E. Jones(4)	708,764	*
James F. Lynch(4)	200,000	*
J. Patrick McIntyre(4)	257,983	*
Richard S. Roberts(4)	200,000	*
Fuad Ahmad(5)	43,770	*
Anthony J. Navarra(5)	88,856	*
Steven Bell(5)	33,770	*
Robert D. Miller(5)	23,770	*
All directors and executive officers as a group (15 persons)(3)(4)(5)	78,310,649	54.8%

*Less than 1% of outstanding shares.

1.	Unless otherwise noted, each person has full voting and investment power over the stock listed.

2.	See Note 2 to the preceding table.

3.	Includes 320,000 shares of Common Stock that he may acquire upon the exercise of currently exercisable stock options.

4.	Includes 200,000 shares of Common Stock that may be acquired upon the exercise of a currently exercisable stock option.

5.
Includes an aggregate of approximately 0.1 million shares for all executive officers of restricted stock (or restricted stock units for Mr. Bell) that will vest within 60 days of July 28, 2009. Does not include an aggregate of approximately 1.2 million shares for all executive officers of restricted stock (or restricted stock units for Mr. Bell) that are subject to vesting more than 60 days after July 28, 2009.

COMPENSATION OF DIRECTORS

In 2008 we provided the following compensation to our non-employee directors:

2008 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($) (2)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(g)		(h)
James Monroe III	0	0	22,620	101,259	(3)	123,879

Peter Dalton (4)	0	28,000	22,620	0		50,620

Kenneth E. Jones	0	20,000	22,620	0		42,620

J. Patrick McIntyre	0	17,500	22,620	0		40,120

James Lynch	0	0	22,620	63,148	(3)	85,768

Richard Roberts	0	0	22,620	54,593	(3)	77,213

1.
Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 relating to Common Stock compensation in accordance with SFAS 123(R). We determined the grant date fair value using the closing price of the Common Stock on the date of grant. The dates of the stock grants and the corresponding shares of Common Stock that were awarded to the non-employee directors during 2008 are listed below:

Peter Dalton:  May 13, 2008: 4,375 shares; August 14, 2008: 4,667 shares
Kenneth E. Jones:  May 13, 2008: 3,125 shares; August 14, 2008: 3,334 shares
J. Patrick McIntyre:  May 13, 2008: 2,344 shares; August 14, 2008: 3,334 shares

2.
Represents the dollar amount recognized for financial statement reporting purpose for the fiscal year ended December 31, 2008 relating to option awards granted to directors in accordance with SFAS 123(R). We determined the grant date fair value using a binomial model.

3.
Represents reimbursement to Thermo for certain travel and meal expenses in connection with the services of Messrs. Monroe, Lynch and Roberts as directors.   See “Compensation Committee Interlocks and Insider Participation – Services Provided by Thermo.”

4.	Mr. Dalton was appointed as our Chief Executive Officer on July 8, 2009.

For the first two quarters of 2008, we paid our independent directors compensation of $15,000 for their services as directors, all of which was paid in shares of Common Stock based on the closing price of Common Stock on the date of grant.  We paid the Chairman of the Audit Committee (Mr. Dalton) additional compensation of $10,000, paid in shares of Common Stock on the same basis.  On November 14, 2008, the Board approved a change in our director compensation structure.  In lieu of the last two quarterly grants of restricted stock in payment of 2008 board fees (with a total value of $15,000), and in consideration of future service on the Board through November 1, 2010, the Board granted options to each then-current director to purchase 200,000 shares of Common Stock at an exercise price of $0.38 per share, which was the closing price of Common Stock on the date of grant.  We granted the options under the 2006 Equity Incentive Plan to all directors, including our then Chairman of the Board and Chief Executive Officer.  All of the options are vested, but options with respect to 100,000 shares of Common Stock are subject to decreasing incremental risk of forfeiture until November 1, 2010 on a monthly schedule based on continued service as a director and other conditions.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our compensation program for executive officers is intended to:

•	provide each officer with a conservative base salary; and
•	create an incentive for retention and achievement of our long-term business goals using a sizeable, multi-year stock bonus program.

The Compensation Committee and its delegate are responsible for evaluating the performance of, and reviewing and approving all compensation of, our executive officers, including those executive officers named on the Summary Compensation Table (the “Named Executive Officers”).  The full Board also approves equity awards to all executive officers, including the Named Executive Officers and directors, to preserve the exemption from short swing liability under Section 16(b) of the Securities Exchange Act of 1934.

Compensation Philosophy

We have designed our compensation structure for executive officers to attract and retain the most qualified individuals in the mobile satellite service industry.  We compensate senior executive officers party to a Designated Executive Award Agreement with a conservative base salary and incentivize them to remain with us through a long-term stock bonus program.  We implemented the stock bonus program in collaboration with the senior executive officers in an effort to focus cash payments to our planned capital expenditures for our second-generation satellite constellation. We reviewed market data with respect to the base salary component of this philosophy.  The Compensation Committee has not independently reviewed peer group or other market data in setting base salaries or incentive compensation for senior executives.

Elements of Compensation

The principal elements of our compensation for the Named Executive Officers are base salary and the opportunity to receive annual bonus awards under the Designated Executive Award Agreements pursuant to the Amended and Restated 2006 Equity Incentive Plan.  We also match a portion of all contributions by executives to our 401(k) Plan or applicable Canadian plan, as well as providing certain Named Executive Officers with limited perquisites.

Base Salaries.  We have established base salaries according to each Named Executive Officer’s position, responsibilities and performance.  We do not pay Mr. Monroe a salary for his services as Chairman and formerly did not pay him a salary for his prior services as Chief Executive Officer.  We have not increased base salaries for the other Named Executive Officers in the last five years, except, in the case of Mr. Ahmad, on his promotion to Chief Financial Officer in June 2005 and to Senior Vice President in December 2007 and, in the case of Mr. Bell, for adjustments for changes in the value of the Canadian dollar in years prior to 2007.  The salary for Mr. Navarra is consistent with his prior salary during his employment by our predecessor, Globalstar, L.P.   Upon his appointment as Chief Executive Officer, we agreed to a $360,000 annual base salary for Mr. Dalton.

Designated Executive Award Agreements.  Effective August 10, 2007 (the “Effective Date”), the Board, upon recommendation of the Compensation Committee, approved the concurrent termination of the former cash-based Executive Incentive Compensation Plan and the award of restricted stock or restricted stock units under the 2006 Equity Incentive Plan to the Named Executive Officers who participated at that time in the Executive Incentive Compensation Plan (the “Participants”).  Each award agreement provides that the Participant will receive awards of restricted Common Stock or restricted stock units, which, upon vesting, each entitle the Participant to one share of Common Stock. Total benefits per Participant (valued at the grant date) are approximately $6.0 million, which represented an increase of approximately $1.5 million in potential compensation compared to the maximum potential benefits under the Executive Incentive Compensation Plan. However, the new award agreements extended the vesting period by up to two years and provided for payment in shares of Common Stock instead of cash, thereby enabling us to conserve our cash for capital expenditures for the procurement and launch of our second-generation satellite constellation and related ground station upgrades.

Pursuant and subject to the award agreements, one-third of the 71,499 shares awarded to each Participant vest in each of 2008, 2009 and 2010 not earlier than the third business day after we announce our financial results for the preceding year (each an “Annual Vesting Date”), the 190,658 shares awarded to each Participant vest on the Annual Vesting Date in 2011, the 95,329 shares awarded to each Participant on the Annual Vesting Date in 2008 vest on the Annual Vesting Date in 2011 and the shares awarded or to be awarded on each of the Annual Vesting Dates in 2008, 2009 and 2010 (the number of shares awarded on each Annual Vesting Date will be equal to 750,000 divided by the then market price of the Common Stock) vest immediately upon their award.  All of the vesting dates are subject to postponement to the first date on which the shares may be sold as permitted by our Insider Trading Policy and applicable law.

If we or stockholders owning more than 50% of our outstanding voting stock enter into one or more final and binding agreements that would result in a change of control before all awards have been granted and all shares subject thereto have vested, all non-granted awards or unvested shares under the awards will be granted or vest seven trading days before the effective date of the change of control, except in the following circumstances.  If the agreement governing the change of control transaction provides for assumption or substitution of the Awards by the successor and requires that a Participant remain employed by us or our successor for up to 12 months after the effective date of the change of control at a compensation level not less than the compensation received (except pursuant to the award agreement) prior to the change of control, the Participant agrees, under certain circumstances, to accept employment and any unvested awards at the effectiveness of the change of control will vest on the earlier of 12 months following the change of control or termination of the Participant’s employment by us or our  successor. If the agreement governing the change of control transaction provides for assumption or substitution of the awards by the successor and requires that a Participant remain employed by us or our successor for more than 12 months after the effective date of the change of control, the Participant agrees, under certain circumstances, to accept employment for up to 24 months and any Awards will vest as to 50% on each of the first and second anniversaries of the change of control unless the Participant is terminated prior to those times or the vesting date in 2011 occurs.

All Awards not previously granted or vested under the award agreements will be granted and vested immediately (subject to our Insider Trading Policy and applicable law) upon the Compensation Committee’s determination that at least 24 second-generation satellites have entered commercial service and are performing satisfactorily in carrying two-way voice and data, revenue capable, communications service.

Except in the circumstances described below, termination of a Participant’s employment for any reason or a Participant’s resignation for any reason will result in forfeiture of previously awarded but unvested awards or restricted stock and forfeiture of any right to receive additional awards.  If we terminate a Participant other than for cause before any annual vesting date, a pro rata portion of the shares that would have vested on the next annual vesting date will vest.  If we terminate a Participant other than for cause and the effective date of a change of control occurs within six months after such termination, the unvested portion of the 2007 awards will vest, and the ungranted and unvested portions of the Participant’s 2008, 2009 and 2010 awards will be granted and vested on the effective date of the change of control.  In addition, if these exceptions do not apply and a Participant’s employment terminates prior to the annual vesting date in 2011 due to the Participant’s death or disability, the Participant’s legal beneficiary will receive any shares that would have vested on the next annual vesting date.

Management Incentive Bonus Plan.  In 2007 and 2008, the Compensation Committee approved a follow-on Management Incentive Bonus Plan covering the period from March 1, 2007 to February 29, 2008 and March 1, 2008 to February 28, 2009, respectively. Under the Management Incentive Bonus Plan, vice presidents and manager level employees are eligible to receive annual bonuses payable in stock.  The Named Executive Officers do not participate in this plan.  Mr. Monroe established one overall company goal applicable to all participants.  The president and individual vice presidents then established three objective individual performance goals for each participant in his or her department, with final review and approval of these goals by Mr. Monroe.  The performance goals were intended to be objective, measurable, and consistent and coherent across departments.  Bonus opportunities were set at a percentage of average base salary by managerial level. In March 2008, after the achievement of these performance-based goals had been evaluated by the supervisors of the participants, the Compensation Committee authorized the payment to 91 employees of an aggregate of 249,165 shares of Common Stock from shares available under the 2006 Equity Incentive Plan.

All Other Compensation.  We match a portion of the 401(k) contributions of all U.S. employees, including Named Executive Officers.  In 2008, we contributed $0.50 for each $1.00 contributed by an employee, up to 4% of the employee’s base salary.  In addition, Messrs. Navarra and Ahmad are eligible for a benefit under our Retirement Plan.  This Plan is frozen, and there was no change in value for these Named Executive Officers in 2008.  In Canada, we contribute to a Retirement Savings Program for Mr. Bell.  We valued the 2008 contribution at US $8,969 (exchange rate of $1.00 = CAD $1.0592 on the date of contribution).

We provide limited perquisites to certain Named Executive Officers consisting primarily of premiums for term life insurance policies, funding of flexible spending accounts and, in one case, a car allowance.

We reimburse Thermo for transportation, lodging and meal expenses incurred by Messrs. Monroe, Lynch and Roberts in connection with performing their services for us. These reimbursements are reviewed and approved for payment by our Chief Financial Officer during the course of a year. The Compensation Committee reviews the total reimbursement amount annually.  During 2008, we reimbursed Thermo approximately $219,000 for these expenses.

Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code prohibits us from taking an income tax deduction for any compensation in excess of $1 million per year paid to its chief executive officer or any of its other three most-highly compensated executive officers, unless the compensation qualifies as “performance-based” pay under a plan approved by stockholders. We may or may not design future compensation programs so that all compensation above $1 million will be performance-based to permit deductibility.

Summary Information

The table below summarizes, for 2008, 2007 and 2006, the compensation of our principal executive officer, our principal financial officer, and our three most highly paid other executive officers (collectively referred to as the “Named Executive Officers”).

2008 Summary Compensation Table

			Stock			Non-Equity Incentive Plan	All Other
Name and Principal Position	Year	Salary ($)	Awards ($)	Option Awards ($)		Compensation ($)	Compensation ($)		Total ($)
(a)	(b)	(c)	(e)	(f)		(g)	(i)		(j)
James Monroe III	2008	—	—	22,620	(2)	—	101,259	(3)	123,879
Chairman of the Board,	2007	—	—	—		—	59,407		59,407
President and Chief Executive Officer(1)	2006	—	—	—		—	26,595		26,595

Fuad Ahmad	2008	200,000	1,183,565	—		—	3,904	(4)	1,387,469
Senior Vice President	2007	186,231	1,695,343	—		—	1,733		1,883,307
and Chief Financial Officer	2006	186,735	—	—		500,000	3,725		690,460

Anthony J. Navarra	2008	337,440	1,183,565	—		—	12,643	(5)	1,533,648
President Global	2007	337,440	1,695,343	—		—	11,086		2,043,869
Operations	2006	337,440	—	—		500,000	14,188		851,628

Steven Bell	2008	240,324	1,183,565	—		—	20,298	(6)	1,444,187
Senior Vice President of	2007	240,324	1,695,343	—		—	21,385\		1,957,052
North America and European Sales Operations	2006	208,572	—	—		500,000	18,559		727,131

Robert D. Miller	2008	200,000	1,183,565	—		—	—		1,383,565
Senior Vice President of	2007	200,000	1,695,343	—		—	—		1,895,343
Engineering and Ground Operations(7)

Dennis C. Allen	2008	200,000	1,183,565	—		—	—		1,383,565
Former Senior Vice	2007	200,000	1,695,343	—		—	—		1,895,343
President of Sales and Marketing (7) (8)

1.
Mr. Monroe receives no cash compensation from us, and we do not intend to compensate him for his services in the future.  We accrued approximately $23,000 per month during 2008 as compensation expense for Mr. Monroe, which amount is reflected in marketing, general and administrative expenses and as an additional capital contribution by Thermo to our equity.  We do not issue any stock in exchange for this capital contribution.  Mr. Monroe received stock options in his capacity as Chairman of the Board.  See “Compensation of Directors.”  On July 8, 2009, Mr. Dalton succeeded Mr. Monroe as our Chief Executive Officer; Mr. Monroe retained his role as executive Chairman of the Board.

2.	Represents the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with SFAS 123(R).

3.
We reimburse Thermo for expenses incurred by Mr. Monroe in connection with performing his services for us, including temporary living expenses while at its offices or traveling on its business, but generally we do not reimburse Thermo for his air travel expenses.

4.	Consists of matching contributions to 401(k) Plan for Mr. Ahmad.

5.	Consists of premiums on life insurance for the benefit of Mr. Navarra ($4,788), funding of a flexible spending account ($5,000), and matching contributions to his 401(k) Plan account ($2,855).

6.	Consists of matching contributions to the Retirement Savings Program ($8,969) and a car allowance ($11,329).

7.	Messrs. Miller and Allen were not Named Executive Officer in 2006, so compensation information is not provided for that year.

8.	Mr. Allen left the employ of the Company in January 2009.

Equity Compensation

The following table sets forth certain information with respect to each cash or equity award and award opportunity issued to the Named Executive Officers during 2008 under the Designated Executive Award Agreements.  See “Compensation, Discussion & Analysis — Elements of Compensation — Designated Executive Award Agreements” for an explanation of the terms of this plan.

2008 Grants of Plan-Based Awards

		All Other Stock Awards: Number of Shares of Stock or Units(1)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (2)	Grant Date Fair Value of Stock and Option Awards (3)
Name	Issuance Date	(#)	(#)	($/Sh)	($)
(a)	(b)	(i)	(j)	(k)	(l)
James Monroe III	11/14/08	—	200,000	0.38	76,000

Fuad Ahmad	3/17/08	95,329	—	—	624,405
	5/12/08	195,622	—	—	637,728
	5/13/08	35,086	—	—	112,275

Anthony J. Navarra	3/17/08	95,329	—	—	624,405
	5/12/08	195,622	—	—	637,728
	5/13/08	35,086	—	—	112,275

Steven Bell	3/17/08	95,329	—	—	624,405
	5/12/08	195,622	—	—	637,728
	5/13/08	35,086	—	—	112,275

Robert D. Miller	3/17/08	95,329	—	—	624,405
	5/12/08	195,622	—	—	637,728
	5/13/08	35,086	—	—	112,275

Dennis C. Allen	3/17/08	95,329	—	—	624,405

		All Other Stock Awards: Number of Shares of Stock or Units(1)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (2)	Grant Date Fair Value of Stock and Option Awards (3)
Name	Issuance Date	(#)	(#)	($/Sh)	($)
(a)	(b)	(i)	(j)	(k)	(l)
	5/12/08	195,622	—	—	637,728
	5/13/08	35,086	—	—	112,275

1.
This column reflects restricted stock (restricted stock units for Mr. Bell) awards issued in 2008.  Unvested restricted stock units do not confer dividend or voting rights. For each participant, 230,708 shares were vested upon issuance and 95,329 shares will vest on the Annual Vesting Date in 2011.  All awards are subject to the grantee being an employee on the vesting date, except under certain circumstances such as a change in control, death or disability.  See “Compensation, Discussion and Analysis — Elements of Compensation — Designated Executive Award Agreements.”

2.	The exercise price of the stock options granted on November 14, 2008 was $0.38 per share.

3.
The grant date fair value is based on the closing price of Common Stock on the date of issuance, or $6.55, $3.26 and $3.20 for the shares issued on March 17, 2008, May 12, 2008 and May 13, 2008, respectively.

The following table reports, on an award-by-award basis, each outstanding equity award held by the Named Executive Officers on December 31, 2008.  We generally do not permit executive officers to transfer awards prior to the vesting date, and no transfers were permitted during 2008.  See the footnotes to the 2008 Grants of Plan-Based Awards table for the vesting conditions for these awards.  The market value is based on the $0.20 per share closing price of Common Stock on December 31, 2008.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards				Stock Awards
	Number of Securities Underlying	Number of Securities Underlying
	Unexercised	Unexercised			Number of Shares or Units	Market Value of Shares or
	Options	Options	Option Exercise	Option	of Stock That Have Not	Units of Stock That Have
	(#)	(#)	Price	Expiration	Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)
James Monroe III	200,000	—	0.38	11/14/2018	—	—

Fuad Ahmad	—	—	—	—	47,666	9,533
					190,658	38,132
					95,329	19,066

Anthony J. Navarra	—	—	—	—	47,666	9,533
					190,658	38,132

	Option Awards				Stock Awards
	Number of Securities Underlying	Number of Securities Underlying
	Unexercised	Unexercised			Number of Shares or Units	Market Value of Shares or
	Options	Options	Option Exercise	Option	of Stock That Have Not	Units of Stock That Have
	(#)	(#)	Price	Expiration	Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)
					95,329	19,066

Steven Bell	—	—	—	—	47,666	9,533
					190,658	38,132
					95,329	19,066

Robert D. Miller	—	—	—	—	47,666	9,533
					190,658	38,132
					95,329	19,066

Dennis C. Allen	—	—	—	—	47,666	9,533
					190,658	38,132
					95,329	19,066

The following table summarizes the value to the Named Executive Officers of stock awards vested during 2008.  The value realized on vesting was calculated by multiplying the number of shares vested by the market value of a share of Common Stock on the vesting date.

2008 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
James Monroe III	—	—	—	—

Fuad Ahmad	—	—	195,622	637,728
			35,086	112,275

Anthony Navarra	—	—	195,622	637,728
			35,086	112,275

Steven Bell	—	—	195,622	637,728
			35,086	112,275

Robert D. Miller	—	—	195,622	637,728
			35,086	112,275

Dennis C. Allen	—	—	195,622	637,728

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

			35,086	112,275

Pension Plan

Mr. Navarra and Mr. Ahmad are entitled to benefits under a defined benefit pension plan originally maintained by Space Systems/Loral for employees of our predecessor, among others.  The accrual of benefits in our predecessor’s segment of this plan was curtailed, or frozen, as of October 23, 2003. On June 1, 2004, the assets and frozen pension obligations of our predecessor’s segment of the plan were transferred to a new Globalstar Retirement Plan, which remains frozen.  We continue to fund the plan in accordance with Internal Revenue Code requirements, but participants are not currently accruing benefits beyond those accrued at October 23, 2003.  The estimated annual benefits payable upon retirement at normal retirement age to Mr. Navarra and Mr. Ahmad are $35,349 and $2,000 respectively. The actual amount of the estimated annual benefit depends upon a number of factors such as time of retirement, years of contributions to the Plan, final average salary, social security wage base and the election for receipt of benefit payments. The estimated annual benefits upon retirement include either a contributory benefit (for those who have enrolled in the Plan) or a non-contributory benefit or a combination of both. The non-contributory benefit equals $21 per month times the years of non-contributory service. The contributory benefit is the larger of the primary benefit formula, which factors in Social Security and a minimum benefit formula, which does not.  The assumptions for valuation of the Pension Plan are described in Note 7 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on March 31, 2009.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
James Monroe III	N/A	N/A	N/A	N/A

Fuad Ahmad	Globalstar Retirement Plan	9.6	3,599	0

Anthony Navarra	Globalstar Retirement Plan	14.4	242,646	0

Steven Bell	N/A	N/A	N/A	N/A

Robert D. Miller	N/A	N/A	N/A	N/A

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Dennis C. Allen	N/A	N/A	N/A	N/A

Payments Upon Termination or Change In Control

We have not entered into employment agreements with our executive officers, including the Named Executive Officers.  Voluntary termination of employment or retirement would not result in any payments to the Named Executive Officers beyond the amounts each would be entitled to receive under our pension and retirement plans. We pay life insurance premiums for all U.S.-based employees that would be paid (based on a multiple of salary) to the employee’s beneficiary upon death, in addition to an immediate payment of two-weeks base salary.

We also have a severance allowance applicable to all U.S.-based employees if an employee is terminated due to a reduction in force plan of ten or more positions and upon the employee’s execution of a release of claims.  Under this plan, Mr. Ahmad, Mr. Navarra, Mr. Miller and Mr. Allen would receive a lump sum payment equal to four, six, three and three week’s base salary, respectively.  As a Canadian employee without a written employment agreement, Mr. Bell will be entitled to compensation in the event of his dismissal without cause in accordance with the Canada Labour Code and Canadian common law.  Such compensation is determined at the time of dismissal and is subject to negotiation.

Vesting of shares of Common Stock awarded under the executive award agreements will accelerate upon a change of control as described above in “Compensation Discussion and Analysis — Designated Executive Award Agreements.”

Compensation Committee Interlocks and Insider Participation

Services Provided by Thermo.  We and Thermo have an informal understanding that we will reimburse Thermo for expenses incurred by Messrs. Monroe, Lynch and Roberts in connection with their services to us including temporary living expenses while at our offices or traveling on its business, but for Mr. Monroe generally excluding air travel expenses.  For the year ended December 31, 2008, such reimbursements aggregated approximately $219,000, including approximately $84,000 related to expenses for Mr. Monroe. For the year ended December 31, 2008, we recorded approximately $449,000 for general and administrative expenses incurred by Thermo on our behalf and for services provided to us by officers of Thermo. These were accounted for as a contribution to capital.  Neither Thermo nor Messrs. Monroe, Lynch or Roberts receive any fees or reimbursements other than as described above or under “Director Compensation.”

Credit Agreement and Other Thermo Agreements. On November 7, 2007, we, Wachovia Investment Holdings, the lenders under our credit agreement and Thermo Funding Company agreed that Thermo Funding Company would receive an assignment of all of the rights (except indemnification rights) and assume all of the obligations of Wachovia Investment Holdings and the lenders under the credit agreement.  The assignment and assumption was completed on December 17, 2007.

The credit agreement was amended and restated in connection with such assignment and assumption and further amended in December 2008.  As subsequently amended, the credit agreement provided for a $100.0 million revolving credit facility and a $100.0 million delayed draw term loan facility. At March 31, 2009, we had drawn $73.8 million and $100.0 million of the revolving credit facility and the delayed draw term loan facility, respectively.

To fulfill certain conditions precedent to our recent senior secured credit facility agreement with a syndicate of French banks (the “Facility Agreement”), we entered into several agreements with Thermo Funding.

Debt Conversion

On June 19, 2009, Thermo Funding exchanged all of the approximately $180 million of outstanding secured debt (including accrued interest) owed to it by us under the credit agreement for one share of Series A Convertible Preferred Stock (the “Series A Preferred”), and the credit agreement was terminated.  The Series A Preferred includes the following terms:

Liquidation Preference. The Series A Preferred has a $0.01 liquidation preference upon any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Dividend Preference.  The Series A Preferred has no dividend preference to the Common Stock.

Voting Rights. Subject to the conversion limitation set forth below, Thermo Funding may vote its share of Series A Preferred with holders of our Common Stock, voting as a single class, on an as-converted basis.

Conversion Rights and Limitations.  The Series A Preferred is convertible into 126,174,034 shares of Common Stock or any class of nonvoting common stock which we may be authorized to issue in the future.  Thermo Funding may not convert the preferred stock into Common Stock until August 6, 2009.  In addition, no Common Stock is issuable upon such conversion if such issuance would cause Thermo Funding and its affiliates to own more than 70% of our outstanding voting stock.  If our Board of Directors and stockholders approve the creation of a class of nonvoting common stock in the future, we may issue nonvoting common stock in lieu of common stock to the extent issuing Common Stock would cause Thermo Funding and its affiliates to exceed this 70% ownership level.

Additional Issuances.  We may not issue additional shares of Series A Preferred or create any other class or series of capital stock that ranks senior to or on parity with the Series A Preferred without the consent of Thermo Funding.

Note and Warrant Offering

 On June 19, 2009, we sold $55 million in aggregate principal amount of 8.00% Convertible Senior Unsecured Notes (“Notes”) and warrants (“Warrants”) to purchase 15,277,771 shares of our Common Stock at an initial exercise price of $1.80 per share to selected institutional investors (including $11.4 million principal amount of Notes and 3,166,666 Warrants to an affiliate of Thermo Funding) in a direct offering registered under the Securities Act of 1933.

Contingent Equity Agreement

On June 19, 2009, we entered into a Contingent Equity Agreement with Thermo Funding whereby Thermo Funding agreed to deposit $60 million into a contingent equity account to fulfill a condition precedent for borrowing under the Facility Agreement. Under the terms of the Facility Agreement, we will be required to make drawings from this account if and to the extent we have an actual or projected deficiency in our ability to meet indebtedness obligations due within a forward-looking 90 day period. The contingent equity account is pledged to secure our obligations under the Facility Agreement. If we make any drawings from the contingent equity account, we will issue Thermo Funding shares of our Common Stock calculated using a price per share equal to 80% of the volume-weighted average closing price of the Common Stock for the 15 trading days immediately preceding the draw. Any undrawn amounts in the account will be returned to Thermo Funding after we have made the second scheduled repayment under the Facility Agreement, which we currently expect to be no later than June 15, 2012.

The Contingent Equity Agreement also provides that we will pay Thermo Funding an availability fee of 10% per year for maintaining funds in the contingent equity account. This fee is payable solely in warrants to purchase Common Stock at $0.01 per share with a five-year exercise period from issuance, with respect to a number of shares equal to the available balance in the contingent equity account divided by $1.37, subject to an annual retroactive adjustment at each anniversary of the date of the agreement. We issued Thermo Funding a warrant to purchase 4,379,562 shares for this fee at origination of the loan.  No Common Stock is issuable if it would cause Thermo Funding and its affiliates to own more than 70% of our outstanding voting stock. If our Board of Directors and stockholders approve the creation of a class of nonvoting common stock in the future, we may issue nonvoting common stock in lieu of Common Stock to the extent issuing Common Stock would cause Thermo Funding and its affiliates to exceed this 70% ownership level.

Subordinated Loan Agreement

On June 25, 2009, we entered into a Loan Agreement with Thermo Funding whereby Thermo Funding agreed to lend us $25 million for the purpose of funding the debt service reserve account required under the Facility Agreement. This loan is subordinated to, and the debt service reserve account is pledged to secure, all of our obligations under the Facility Agreement. The loan will accrue interest at 12% per annum, which will be capitalized and added to the outstanding principal in lieu of cash payments. We will make payments to Thermo Funding only when permitted under the Facility Agreement. The loan becomes due and payable six months after the obligations under the Facility Agreement have been paid in full, we have a change in control or any acceleration of the maturity of the loans under the Facility Agreement occurs. As additional consideration for the loan, we issued Thermo Funding a warrant to purchase 4,205,608 shares of Common Stock at $0.01 per share with a five-year exercise period.  No Common Stock is issuable upon such exercise if such issuance would cause Thermo Funding and its affiliates to own more than 70% of our outstanding voting stock.

Payments to Affiliates.  In 2008, the Company purchased approximately $7.7 million of services and equipment from a company whose non-executive chairman, Ken Jones, serves as a member of the Compensation Committee. Mr. Jones and Mr. Hasler are minority stockholders of this company.

Householding

Under SEC rules, only one annual report, information statement or Notice of Internet Availability of Proxy Materials, as applicable, need be sent to any household at which two or more of our stockholders reside if they appear to be members of the same family and contrary instructions have not been received from an affected stockholder.  This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses for us.  Brokers with accountholders who are our stockholders may be householding these materials.  Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or at any time in the future, you no longer wish to participate in householding and would like to receive a separate annual report, information statement or Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies of these documents at your address and would prefer that the communications be householded, you should contact us at the address or telephone number provided below.

Requests for Certain Documents

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for information on the public reference room. The SEC maintains an internet site that contains annual, quarterly and current reports, proxy and information statements and other information that issuers (including Globalstar) file electronically with the SEC. Our electronic SEC filings are available to the public at the SEC’s internet site, www.sec.gov.

We make available free of charge financial information, news releases, SEC filings, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC, on our website at www.globalstar.com. The documents available on, and the contents of, our website are not incorporated by reference into this Information Statement.

Milpitas, California
July 29, 2009